Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-144905, 333-151158, 333-156026 and 333-171989) and Forms S-8 (Nos. 333-136206, 333-136207 and 333-168581) of Metalico, Inc. and Subsidiaries of our reports dated March 14, 2012 relating to our audits of the consolidated financial statements and the effectiveness of internal control over financial reporting of Metalico, Inc. and Subsidiaries, which appear in the Annual Report on Form 10-K of Metalico, Inc. for the year ended December 31, 2011.

/s/ J. H. Cohn LLP

Roseland, New Jersey

March 14, 2012

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